COMPANY AMENDMENT TO

PARTICIPATION AGREEMENT

THIS AMENDMENT (“Amendment”) amends the Amended and Restated Participation Agreement dated March 15, 2010 (together with any prior amendments thereto, the “Agreement”) which is hereby incorporated by reference, and is made as of the Amendment Effective Date of October 23, 2020 by and between MFS VARIABLE INSURANCE TRUST (the “Trust I”); MFS VARIABLE INSURANCE TRUST II (the “Trust II”); EQUITABLE LIFE INSURANCE COMPANY OF AMERICA f/k/a AXA EQUITABLE LIFE INSURANCE COMPANY (the “Company”); and MFS FUND DISTRIBUTORS, INC. (“MFD”). Each separately being a “Party” and collectively referred to as, the “Parties”)

WHEREAS, the Parties desire to amend the Agreement by the addition of the Confidentiality Section.

WHEREAS, on or prior to June 15, 2020, Company changed its registered name from AXA Equitable Life Insurance Company to Equitable Financial Life Insurance Company.

NOW, THEREFORE, in consideration of the Agreement and the mutual covenants contained herein, the parties hereto agree as follows:

1.	Section 12.1 of the Agreement is hereby deleted, and a new Article XIII is hereby added to the Agreement as follows:

ARTICLE XIII - CONFIDENTIALITY.

13.1 Defined. As used herein, “Confidential Information” will mean information or materials about a Party or any of its affiliates, whether or not proprietary, whether disclosed intentionally by or acquired unintentionally from the Parties, any affiliate, any of its other service providers, agents or representatives or any director, officer or employee of any of the foregoing, whether in written, electronic, visual or oral form, regardless of how transmitted, and whether or not marked “confidential” or “proprietary”, including, without limitation information concerning past, present or prospective products, assets, services, systems, customers, employees, financial professionals, shareholders, agents, representatives, finances, books and/or records, business affairs and/or relationships, business plans, trade secrets, methods of operations, distribution and/or marketing strategies and/or procedures or other internal matters. Confidential Information also includes any personal, financial or identifying information of an individual person including, without limitation, any past, present or prospective individuals who are customers, directors, officers, employees, financial professionals, shareholders, agents or representatives of a Party or any of its affiliates, including, without limitation, data such as name, address, telephone numbers, sex, age, social security number, account and/or employee numbers, finances, business, health, employment, credit standing, history, hobbies and personal relations and any list, description or other grouping directly or indirectly derived in whole or part therefrom (“Personal Information” or “PI”). The Parties agree to comply with the requirements of all applicable state, federal and international laws and regulations regarding the security, protection and confidentiality of PI, as may be amended from time to time.

13.2 Obligations. The party receiving (“Receiving Party”) Confidential Information of the other party (“Disclosing Party”) will exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information, but in no event shall the Disclosing Party use less than reasonable care. The Receiving Party will only use or reproduce the Disclosing Party’s Confidential Information to the extent necessary to enable the Receiving Party to fulfill its obligations under this Agreement. Further, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the directors, officers and/or employees of Receiving Party who have a business need to know such information (and only to the extent necessary) in order to fulfill the purposes contemplated by this Agreement (“Qualified Staff Persons”), provided that Receiving Party remains liable at all times for the acts or omissions of its Qualified Staff Persons. Further, the Parties will have the right to provide this Agreement, or any work order, to an affiliate.

13.3 Nondisclosure. Receiving Party shall not disclose Confidential Information to any other person, including without limitation any of its subsidiaries, affiliates, authorized subcontractors or other agents or representatives except such persons who have a need to know such information in order to fulfill the purposes contemplated by this Agreement. Any breach of confidentiality by such person shall be deemed to be a breach by Receiving Party of Receiving Party’s obligations hereunder.

13.4 Information Security Program. The Parties warrant and represent that each has adopted and implemented, and covenant that each will maintain, a comprehensive written information security program (“WISP”) incorporating administrative, technical, and physical safeguards (a) to ensure the confidentiality of Confidential and Personal Information in its possession or control; (b) to protect against any anticipated threats or hazards to the security or integrity of Confidential and Personal Information; (c) to protect against unauthorized access to or use of Confidential or Personal Information, including without limitation programs to train the Party’s personnel and agents in safeguarding the same, (d) to prevent the loss, destruction or alteration of the Parties’ Confidential and Personal Information, and (e) to destroy all electronic and hard-copy materials containing the Confidential Information which a Party is permitted or required to destroy hereunder in a safe and secure manner, such that the information contained therein cannot be practicably read or reconstructed.

13.5 Reviews. The Parties shall regularly audit and review each of their WISPs to ensure its continued effectiveness to safeguard Personal Information and Confidential Information as required herein and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, information systems, new or revised regulations, industry best practices or changing threats or hazards. . Upon reasonable request by a Party, the Party to whom the request was made shall permit the requesting Party or its representative the right to audit that Party’s WISP and its data security policies and procedures, , on reasonable advance notice during normal business hours, to confirm compliance with the requirements of this Agreement with respect thereto.

13.6 Incident Management. The Parties shall:

a.

Upon request, provide each other Party with the name and contact information for an employee of that Party who shall serve as the Company’s primary security contact and shall be available to assist the Company during normal business hours as a contact in resolving obligations associated with a security breach.

b.

Notify all Parties of a security breach as soon as practicable, once a Party becomes aware of any such breach but in no event later than in the time required by applicable state and federal laws and regulations; and

c.	MFD shall, with respect to the Company’s Confidential or Personal Information, notify the Company’s Chief Privacy Officer by e- mailing the Company at PrivacyOffice@equitable.com.

13.7 Mitigation. The Parties understand and acknowledge that any security breach of Confidential or Personal Information may impose obligations on the other Parties to notify affected individuals as well as regulators of such security breach and take steps, among others, to mitigate any adverse impact or other harm to its customers and/or prospective customers arising from such security breach. The Parties agree to cooperate with and assist each other in meeting all such obligations.

13.8 Nonconfidential Information. Notwithstanding anything to the contrary herein, Receiving Party shall have no obligation to preserve the confidentiality of any Confidential Information which:

(1)     is or becomes publicly known (other than through unauthorized disclosure by the Disclosing Party) and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information;

(2)     at the time of disclosure to Receiving Party, is already in the possession of or known to Receiving Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking;

(3)     is disclosed to Receiving Party by any person or entity other than Disclosing Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking; or

(4)     is developed by Receiving Party without use of or reference to any Confidential Information or any other information subject to a confidentiality undertaking.

THE FOREGOING EXCEPTIONS SHALL NOT APPLY TO PERSONAL INFORMATION.

13.9 Government Disclosures. In the event that Receiving Party becomes legally compelled by a court of competent jurisdiction or by a governmental body to disclose any Confidential Information, Receiving Party will make commercially reasonable efforts to give Disclosing Party prompt written notice of such requirement, together with a copy of such demand, to enable Disclosing Party to seek a protective order or other remedy. In the event that Disclosing Party elects not to seek or is unable to obtain a protective order or other remedy, Receiving Party will only disclose that portion of the Disclosing Party’s Confidential Information which it is advised in writing by its legal counsel is legally required to be disclosed and will make reasonable efforts to obtain assurance that confidential treatment will be accorded such ConfidentialInformation.

13.10 Return of Confidential Information. Except as otherwise expressly provided in this Agreement, Receiving Party will , and upon request, will cause all others in possession to, return to Disclosing Party (or such third party or Parties as Disclosing Party may designate in writing) all documents and materials (and all copies thereof) containing Confidential Information, whether in hardcopy, electronic form or otherwise, promptly following termination of this Agreement, with or without cause. The Receiving Party may retain information as required by its bona fide record retention policies provided that such information shall remain subject to the confidentiality and non-use obligations set forth in this Agreement. The Receiving Party will certify in writing that it has fully complied with its obligations under this Section within seven (7) days after its receipt of a request from the Disclosing Party for such a certification.

13.11 Third-Party Suppliers, Sub-contractors, Sub-servicers and/or Hosting Providers:

The Parties shall regularly evaluate their third-party suppliers, sub-contractor, sub-servicer and/or hosting providers controls to ensure effectiveness of their internal control environment, including the design and implementation of their programs to reasonably prevent a cyber breach or fraud. This includes but is not limited to the review of their application and/or infrastructure security, penetration test reviews, access controls & management (e.g. use of Multi-Factor Authentication), data protection (e.g. encryption at rest and in-transit), incident response, change management, logging, monitoring and reporting.

13.12 Survival. The provisions of this Article shall survive the termination of the Agreement.

2. The remaining terms and conditions of the Agreement not modified herein shall remain in full force and effect.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute only one instrument.

4. This Amendment and the provisions herein contained shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have signed this Amendment.

MFS VARIABLE INSURANCE TRUST:		MFS VARIABLE INSURANCE TRUST II:

By:		By:

Name:	Susan Pereira	Name:	Susan Pereira
Title:	Assistant Secretary	Title:	Assistant Secretary
Date Signed:	December 3, 2020	Date Signed:	December 3, 2020

EQUITABLE FINANCIAL LIFE INSURANCE		MFS FUND DISTRIBUTORS, INC.:
COMPANY:

By:		By:
Name:	Kenneth Kozlowski	Name:	Michael Keenan
Title:	Managing Director	Title:	President
Date Signed:	12/4/2020 | 9:09 AM EST	Date Signed:	December 2, 2020